CHIEF COMPLIANCE OFFICER SERVICES AGREEMENT

This CHIEF COMPLIANCE OFFICER SERVICES AGREEMENT is made and entered into as of this 22nd day of July, 2022 by and between Forester Funds Inc., a Maryland company (the “Company”) and Empirical Administration, LLC, a Ohio limited liability company (“Empirical”).

WHEREAS the Company is an open-end management investment company which is registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

WHEREAS, the Company is authorized to create separate series, each with its own separate investment portfolio (each a “Fund”); and

WHEREAS the Company desires to retain Empirical to perform certain Chief Compliance Officer (“CCO”) services, as more fully described on Exhibit A (the “Services”), to the Company’s Funds on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and further good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.        Engagement. The Company hereby engages Empirical to provide the Services to the Company on the terms and conditions set forth in this Agreement, and Empirical hereby accepts such engagement and agrees to perform the Services in consideration of the compensation provided for herein.

2.       Services. Subject to the direction and control of the Board of Directors of the Company (the “Board”), Empirical will perform the Services for each Fund of the Company listed on Exhibit A (as the same may be amended from time to time by the Board, in its sole discretion).

3.       Expenses and Personnel. Empirical agrees, at its own expense or at the expense of one or more of its affiliates, to render the Services and to provide the office space, furnishings, equipment and personnel as may be reasonably required in the judgment of the Board and officers of the Company to perform the Services on the terms and for the compensation provided for herein.

4.       Compensation. The Company, on behalf of each Fund, will pay Empirical fees for providing the Services (the “Fees”) as described on Exhibit A. The Fees may be modified from time to time by mutual written agreement among the parties. Each Fund shall be responsible for its respective portion of the Fees, as determined by the Company. The Company and each respective Fund will pay its portion of the Fees to Empirical on a monthly basis within ten days of each calendar month end.

5.       Term. This Agreement shall continue until terminated by either party on 30 days’ written notice to the other.

6.       Books and Records. Empirical will maintain and preserve on behalf of the Company books and records related to Empirical’s provision of the Services as and to the extent required by the 1940 Act. Empirical acknowledges that the records maintained and preserved by Empirical pursuant to this Agreement are the property of the Company and will be, at the Company’s expense, surrendered promptly upon reasonable request. In maintaining books and records under this paragraph, Empirical may use micrographic and electronic storage media as well as independent third party storage facilities, to the extent permitted under the 1940 Act.

7.       Authority to Execute and Perform Agreements. Empirical and the Company each represent that it has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform its respective obligations hereunder.

8.       Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

9.       Applicable Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Ohio.

10.       Severability. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

11.       Notices. Notices and other writings delivered or mailed postage prepaid to the Company addressed to the Company, or to such other address as the Company may have designated to Empirical in writing, or to Empirical at 8000 Town Centre Drive, Suite 400, Broadview Heights, Ohio, 44147, or to such other address as Empirical may have designated to the Company in writing, shall be deemed to have been properly delivered or given hereunder to the respective addressee.

12.       Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and Empirical and their respective successors and assigns, provided that no party hereto may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other party. Each party agrees that only the parties to this Agreement and/or their successors in interest shall have a right to enforce the terms of this Agreement. Accordingly, no client of the Company or other third party shall have any rights under this Agreement and such rights are explicitly disclaimed by the parties.

13.       Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original. This Agreement shall become effective when one or more counterparts have been signed and delivered by each of the parties. A photocopy, e-mail or fax of the Agreement shall be acceptable evidence of the existence of the Agreement and the Company shall be protected in relying on the photocopy, e-mail or fax until the Company has received the original of the Agreement.

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IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed as of the day and year first above written.

Forester Funds Inc. EMPIRICAL ADMINISTRATION, LLC

By: /s/ Tom Forester By: /s/ Brandon Pokersnik

Title: President Title: President

Exhibit A

Series of the Company

The following Fund is covered under this Agreement:

1.	Forester Value Fund

Exhibit A (continued)

Services and Fees

1.       SERVICES

In accordance with procedures established by the Company, Empirical shall provide the following Services to the Company:

(a)	Provide CCO compliance services consistent with the requirements of Rule 38a-1, including, but not limited to:

•	Provide general and ongoing regulatory and compliance consulting, advice, and recommendations to the Funds and Companyees;
•	Provide ongoing review and oversight of the Company, Investment Adviser, Fund Accountant, Transfer Agent, and Administrator’s compliance programs to ensure ongoing implementation and effectiveness;
•	Establish and maintain a compliance plan for oversight of the service providers.
•	Conduct reviews (including risk assessment and testing) of Company and service provider compliance programs, annually, and make necessary recommendations;
•	Provide quarterly compliance reports to the Companyees;
•	Report violations and material weaknesses to the Audit Committee and Companyees and provide recommended remedial actions;
•	Provide required Rule 38a-1 annual written report to the Companyees;
•	Conduct required Rule 38a-1 annual meeting with the Independent Companyees, and be available as needed for in-person meetings;
•	Provide compliance support to the Company with respect to regulatory exams, inquiries, issues, and inspections; and
•	Cooperate with the Company in responding to any regulatory authority.

(b)	The Company shall be responsible for any out of pocket expenses occurred in relation to in-person meetings.

2.       FEES AND EXPENSES

In consideration of the services to be performed by Empirical Administration, LLC, pursuant to this Agreement, the Company agrees to pay Empirical Administration, LLC, or its personnel the fees set forth below:

$500/month for the Fund. Also, Empirical will be reimbursed for any out of pocket expenses for on-site travel and review.

For avoidance of doubt, the Board of the Company may, in its sole discretion, add additional Funds of the Company to this Agreement at any time in the future.